PLAN OF LIQUIDATION

This Plan of Liquidation (the “Plan”), dated as of February 11, 2013, is entered into by and between Behringer Harvard Short-Term Opportunity Fund I LP, a Texas limited partnership (the “Partnership”), and Behringer Harvard Advisors II LP, a Texas limited partnership (the “General Partner”), and is intended to accomplish the complete liquidation and dissolution of the Partnership.

RECITALS

WHEREAS, the General Partner, among others, is a party to a Second Amended and Restated Agreement of Limited Partnership, dated as of September 5, 2008 (as amended and restated, the “Partnership Agreement”); and

WHEREAS, the General Partner has determined that it is in the best interest of the Partnership to complete the liquidation of the Partnership pursuant to the adoption of this Plan; and

WHEREAS, in furtherance hereof, the General Partner shall (i) transfer the Partnership’s right, title and interest in and to all of its assets and liabilities, including any cash, to a liquidating trust (the “Liquidating Trust”), with the General Partner as its managing trustee (the “Managing Trustee”), for the benefit of the holders of limited partnership interests of the Partnership (the “Unitholders”); and (ii) cause the Liquidating Trust, pursuant to the terms of a Liquidating Trust Agreement (the “Liquidating Trust Agreement”) by and among the Partnership, the Managing Trustee, and CSC Trust Company of Delaware, as resident trustee (the “Resident Trustee” and, with the Managing Trustee, the “Trustees”), dated as of even date herewith, a form of which is attached as Exhibit A hereto, to distribute all of the net cash proceeds from the sale of assets of the Liquidating Trust and cash, less reserves for any contingent liabilities, to the beneficiaries of the Liquidating Trust; and

WHEREAS, pursuant to the terms of the Liquidating Trust Agreement, the Unitholders of the Partnership shall receive, in exchange for their respective limited partnership interests in the Partnership, a pro rata beneficial interest in the Liquidating Trust; and

WHEREAS, following the liquidation of the Partnership in accordance herewith, the General Partner shall proceed with a dissolution of the Partnership in accordance with the applicable provisions of the Texas Business Organizations Code; and

WHEREAS, in furtherance of the liquidation and dissolution of the Partnership as described herein, the General Partner has adopted and approved this Plan.

NOW THEREFORE, the General Partner authorizes the following on behalf of the Partnership:

1.          The Partnership shall enter into, execute and deliver the Liquidating Trust Agreement with the Trustees.

2.          The Partnership shall enter into, execute and deliver to the Managing Trustee a Bill of Sale, Assignment, Acceptance and Assumption Agreement, a form of which is attached hereto as Exhibit B (the “Bill of Sale”), which, together with related transfer instruments, shall transfer and assign to the Liquidating Trust, all right, title, interest in and to, and liabilities and obligations related to, all assets, including, but not limited to, any cash reserves and any other assets and liabilities held by the Partnership as of the date of such Bill of Sale. The assets in the Liquidating Trust shall be reserved, liquidated or distributed by the Managing Trustee in accordance with the terms of the Liquidating Trust Agreement.

3.          The Partnership shall continue to indemnify the General Partner and its officers, directors, employees and agents in accordance with the Partnership’s Certificate of Limited Partnership, the Partnership Agreement and any contractual arrangements, for actions taken in connection with this Plan. The General Partner is authorized to obtain and maintain insurance as may be necessary, appropriate or advisable to cover the Partnership’s obligations hereunder.

4.          If for any reason the General Partner determines that such action would be in the best interests of the Partnership, it may amend or modify the Plan and the actions contemplated hereunder without any action or approval from the limited partners.

5.          The General Partner shall cause the Partnership to file with the Secretary of State of the State of Texas, a Certificate of Termination, which cancels the Partnership’s Certificate of Limited Partnership.

6.          The General Partner shall take any and all other actions deemed required, necessary or desirable to complete the liquidation and dissolution of the Partnership, including, but not limited to, the execution and delivery of any and all agreements, certificates, instruments or other documents deemed required, necessary or desirable in connection therewith.

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IN WITNESS WHEREOF, the parties hereto have executed this Plan as of the date first set forth above.

PARTNERSHIP:

BEHRINGER HARVARD SHORT-TERM OPPORTUNITY FUND I LP

By:	Behringer Harvard Advisors II LP
its General Partner

By:	/s/ Michael J. O’Hanlon
Name: Michael J. O’Hanlon
Title: President and Chief Executive Officer

GENERAL PARTNER:

BEHRINGER HARVARD ADVISORS II LP

By:	/s/ Michael J. O’Hanlon
Name: Michael J. O’Hanlon
Title: President and Chief Executive Officer